Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-185325) pertaining to the Myriad Genetics, Inc. 2012 Employee Stock Purchase Plan,

2)	Registration Statements (Form S-8 No.’s 333-171994, 333-179281, 333-185325, 333-193767 and 333- 209354) pertaining to the Myriad Genetics, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended, and

3)	Registration Statements (Form S-8 No.’s 333-115409, 333-120398, 333-131653, 333-140830, 333-150792, 333-157130 and 333-164670) pertaining to the Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan, as amended;

of our report dated March 11, 2016, with respect to the consolidated financial statements of Assurex Health, Inc. and Subsidiary included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Cincinnati, Ohio

November 14, 2016